                                                               Exhibit 23(c)

                        Consent of Independent Auditors


The Board of Directors
Primestar, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Motors Corporation of our report, dated April 15, 1999, relating to the consolidated balance sheets of Primestar, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 and the related consolidated financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Primestar, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.



                                   KPMG LLP


Denver, Colorado
May 3, 1999